EXECUTION COPY

SHARE EXCHANGE AGREEMENT

BY AND AMONG

JAMES MARITIME HOLDINGS, INC.

AS PURCHASER

GLADIATOR SOLUTIONS INC.

AND

THE SHAREHOLDERS OF GLADIATOR SOLUTIONS, INC.

AS SELLERS

DECEMBER 13, 2021

TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

Company Disclosure Schedule

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 13, 2021, is made by and among James Maritime Holdings, Inc., a Nevada corporation (the “Purchaser”), Gladiator Solutions Inc., an Arizona corporation (the “Company”), and the persons executing this Agreement who own, in the aggregate, not less than 85% and up to 100%, of the outstanding capital stock of the Company (each a “Shareholder” and collectively, the “Shareholders”).

RECITALS:

WHEREAS,all of the Company’s outstanding capital stock is comprised of an aggregate of 750,000 shares of common stock, no par value per share (the “Company Stock”), which Company Stock is owned by the Shareholders whose names are set forth on the signature page to this Agreement in the amounts set forth therein;

WHEREAS, the Shareholders executing this Agreement have agreed to transfer all of their shares of Company Stock to Purchaser in exchange for shares of Purchaser’s common stock, $0.001 par value per share (the “Purchaser Stock”), with each Shareholder executing this Agreement receiving that number of shares of Purchaser Stock as set forth on the signature page hereto;

WHEREAS, if all of the outstanding shares of Company Stock are exchanged pursuant to this Agreement, an aggregate of 1,000,000 shares of Purchaser Common Stock will be exchanged with such Shareholders, and all shares of Purchaser Stock issued by Purchaser at the Closing (as defined below) will be subject to adjustment as set forth in Sections 1.03 and 1.04;

WHEREAS, the exchange of Company Stock for Purchaser Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the board of directors of Purchaser and the board of directors of the Company have determined that it is desirable to effect this plan of reorganization and share exchange.

NOW THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF SHARES; EARNOUT; SHARE ADJUSTMENT

Section 1.01Exchange by Shareholders. At the Closing (as defined below), each Shareholder shall sell, transfer, convey, assign and deliver to Purchaser such Shareholder’s portion of the Company’s outstanding Company Stock free and clear of all Liens (as defined below) in exchange for such Shareholder’s portion of the shares of Purchaser Stock as set forth on the signature page hereto.

Section 1.02Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on the date hereof or on such later date as the parties hereto may agree (the “Closing Date”).

Section 1.03Earnout.  In addition to the issuance of the Shares at Closing, Purchaser shall issue to the Shareholders, as additional consideration for the Transactions contemplated by this Agreement, additional shares of Purchaser Stock (the “Earnout Shares”) as follows:

(a)in the event the Company’s revenues and earnings before interest, taxes and amortization (“EBITA”), calculated as a dollar amount and as a percentage of the Company’s net revenues (the “EBITA Percentage”), equals or exceeds $3,000,000 and 25%, respectively, during any consecutive twelve (12) month period commencing on the Closing Date and ending on December 31, 2024 (the “Measurement Period”), Purchaser shall issue or cause to be issued to each Shareholder who is a signatory hereto one (1) additional share of Purchaser Stock for each two (2) shares of Purchaser Stock received by such Shareholder at the Closing (i.e., up to 500,000 Earnout Shares in the aggregate);

(b)in the event the Company’s revenues and EBITA Percentage equals or exceeds $5,000,000 and 25%, respectively, during the Measurement Period, Purchaser shall issue or cause to be issued to each Shareholder who is a signatory hereto one (1) additional share of Purchaser Stock for each one (1) share of Purchaser Stock received by such Shareholder at the Closing (i.e., up to 1,000,000 Earnout Shares in the aggregate); and

(c)in the event the Company’s revenues equal or exceed $10,000,000 during the Measurement Period, Purchaser shall issue or cause to be issued to each Shareholder who is a signatory hereto one (1) additional share of Purchaser Stock for each one (1) share of Purchaser Stock received by such Shareholder at the Closing (i.e., up to 1,000,000 Earnout Share in the aggregate).

For the avoidance of doubt, (w) any issuance pursuant to Section 1.03(b) shall be in addition to any issuance under Section 1.03(a), (x) any issuance pursuant to Section 1.03(c) shall be in addition to any issuance under Sections 1.03(a) and 1.03(b) and Section 1.03(b), (y) in order to received Earnout Shares pursuant to Section 1.03(a) and (b), the Company must meet or exceed both EBITA milestones (i.e., both dollar amount and EBITA Percentage), and (z) in the event the Company meets all criteria set forth in Sections 1.03(a), (b) and (c) during the Measurement Period and all Shareholders execute this Agreement, the Shareholders shall receive up to 2,500,000 Earnout Shares in the aggregate.

All issuances of Earnout Shares shall be (A) made within thirty (30) days after the achievement of each such earnout milestone, and (B) equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Purchaser Common Stock occurring after the Closing.

Section 1.04Share Adjustment.  Notwithstanding the provisions of Section 1.01, in the event the Company’s revenues and EBITA Percentage does not equal or exceed $2,000,000 and 25%, respectively, during any consecutive twelve (12) month period commencing on the Closing

Date and ending on the 24-month anniversary of the Closing Date, the Shareholders shall return to Purchaser an aggregate of 500,000 shares of Purchaser Common Stock (the “Adjustment Shares”), with each Shareholder returning that portion of the Adjustment Shares equal to the portion of the Shares received by such Shareholder calculated as of the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby represents and warrants to Purchaser as follows:

Section 2.01Good Title. The Shareholder is the record and beneficial owner, and has good title to his or her portion of the Company Stock, with the right and authority to sell and deliver such Company Stock to Purchaser. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Purchaser as the new owner of the Company Stock in the share register of the Company, Purchaser will receive good title to his or her Company Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

Section 2.02Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder and the consummation by Shareholder of the Transactions have been duly and validly authorized and no further consent or authorization of the Shareholder is required. This Agreement has been duly executed and delivered by the Shareholder. This Agreement constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

Section 2.03No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his or her obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

Section 2.04No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

Section 2.05Purchase Entirely for Own Account. Purchaser Stock to be issued to the Shareholder under this Agreement will be acquired for investment for his or her own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing Purchaser Stock, except in compliance with applicable securities laws. The Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Purchaser Stock.

Section 2.06Investment Experience. The Shareholder has substantial experience in evaluating and taking an ownership interest in companies similar to Purchaser and acknowledges that the Shareholder, can protect his, her or its own interests.  The Shareholder has such knowledge and experience in financial and business matters so that the Shareholder is capable of evaluating the merits and risks of its ownership interest in Purchaser.

Section 2.07Accredited Investor.  The Shareholder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to Purchaser such further assurances of such status as may be reasonably requested by Purchaser.

Section 2.08Non-Registration. The Shareholder understands that Purchaser Stock to be issued to the Shareholder under this Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.

Section 2.09Restricted Securities. The Shareholder understands that Purchaser Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, Purchaser Stock would be acquired in a transaction not involving a public offering.

Section 2.10Legends. It is understood that the certificates representing Purchaser Stock to be issued under this Agreement will bear one or all of the following legends or any legend substantially similar to the following:

(a)“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THE SECURITIES REPRESENTED HEREBY NOR ANY INTEREST OR PARTICIPATION THEREOF MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

(b)Any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and Shareholders, jointly and severally, hereby represent and warrant to Purchaser, subject to such exceptions as are disclosed in the Disclosure Schedule supplied by the Company to Purchaser, dated as of the date hereof (the “Company Disclosure Schedule”), as follows:

Section 3.01Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not own securities of any kind in any other entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any adverse effect on an entity’s business, operations, assets, prospects or financial condition of such entity, taken as a whole, and which is material to such entity or other entities controlling or controlled by such entity or which is likely to materially hinder the performance by such entity of its respective obligations hereunder.

Section 3.02Subsidiaries. Prior to giving effect to the Transactions, the Company has no Subsidiaries. For the purposes of this Agreement, “Subsidiary” shall mean, with respect to any corporation or other entity, any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such corporation or other entity and/or any of its other Subsidiaries.

Section 3.03Capital Structure. Currently, there are 750,000 shares of Company Common Stock issued and outstanding. All outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporation law or any contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

Section 3.04Authority; Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its board of directors or the Shareholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

Section 3.05No Conflicts; Consents.

(a)The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Articles of Incorporation of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company or any of its respective properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all cases other than violations pursuant to clause (iv) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.  The business of the Company is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which, singularly or in the aggregate, do not and will not have a Material Adverse Effect. The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement.

(b)Except for required filings with the Securities and Exchange Commission (the “Commission”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 3.06Financial Statements.  As of their respective dates, the unaudited financial statements of the Company included in Schedule 3.06 of the Company Disclosure Schedule (the “Company Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Purchaser has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those set forth on the balance sheet included in the Company Financial Statements or incurred in the ordinary course of the Company’s business since December 31, 2019, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

Section 3.07Litigation. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company which questions the validity of this Agreement or the Transactions or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company or any of its respective properties or assets, which individually or in the aggregate, would have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any officers or directors of the Company, in their capacities as such, which individually, or in the aggregate, would have a Material Adverse Effect.

Section 3.08Compliance with Applicable Laws. The business of the Company has been and is presently being conducted in accordance with all applicable governmental laws, rules, regulations and ordinances, except such that, individually or in the aggregate, the noncompliance therewith would not have a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.09Brokers; Schedule of Fees and Expenses. The Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with this Agreement or the Transactions.

Section 3.10Contracts. Except for this Agreement and as set forth on Schedule 3.10 of the Company Disclosure Schedule, the Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission if the Company were registering securities under the Securities Act (collectively, “Company Material Agreements”). The Company has in all

material respects performed all the obligations required to be performed by it under the Company Material Agreements to date under the foregoing agreements, have received no notice of default and, to the best of the Company’s knowledge, are not now, and after giving effect to the Transactions will not be, in default under any the Company Material Agreement now in effect, the result of which could cause a Material Adverse Effect.

Section 3.11Title to Properties. The Company has and, after giving effect to the Transactions, will continue to have, good and marketable title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances of any nature whatsoever except where, individually or in the aggregate, they do not have a Material Adverse Effect.  All material leases of the Company are valid and subsisting and in full force and effect.

Section 3.12Intellectual Property. The Company owns no intellectual property. The Company has not received any written notice alleging that the operation of the business of the Company infringes in any material respect upon the intellectual property rights of others.

Section 3.13No Material Adverse Effect. Since December 31, 2020, no event or condition has occurred with respect to the Company which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.14No Undisclosed Liabilities. The Company does not have any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those set forth on the balance sheet as of December 31, 2020 included in the Company Financial Statements or incurred in the ordinary course of the Company’s business since December 31, 2020, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

Section 3.15Indebtedness. Schedule 3.15 of the Company Disclosure Schedule sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments. The Company is not in default with respect to any Indebtedness. For the purposes of this Agreement, “Indebtedness” shall mean (i) any liabilities for borrowed money in excess of $25,000 (other than trade accounts payable incurred in the ordinary course of business), (ii) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others in excess of $25,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iii) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP.

Section 3.16Additional Agreements. Other than this Agreement, the Company does not have any agreement or understanding with Purchaser or any other person or entity with respect to the Transactions or any other transactions contemplated by this Agreement.

Section 3.17Termination of Certain Agreements.  The Company has validly terminated the following two agreements, which agreements are no longer enforceable against the Company: (i) Partnership Agreement dated April 1, 2016 by and between the Company and Chris Petitta, and

(ii) Universal Integrated Vending Corp. Advisory Agreement Influencer Option Agreement by and between the Company and Universal Integrated Vending Corp.

Section 3.18Absence of Certain Developments. Since December 31, 2020, the Company has not:

(a)issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

(b)borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company’s business;

(c)discharged or satisfied any material lien or encumbrance or paid a material amount of any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

(d)declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(e)sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

(f)sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, which sale, assignment or transfer has had a Material Adverse Effect, or disclosed any proprietary confidential information to any person except in the ordinary course of business or to Purchaser or its representatives;

(g)suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(h)made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(i)made capital expenditures or commitments therefor that aggregate in excess of $25,000;

(j)entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

(k)made charitable contributions or pledges in excess of $25,000;

(l)suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(m)experienced any material problems with labor or management in connection with the terms and conditions of their employment; or entered into an agreement, written or otherwise, to take any of the foregoing actions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Shareholders as follows:

Section 4.01Organization, Good Standing and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Purchaser does not own securities of any kind in any other entity. Purchaser is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.

Section 4.02Subsidiaries. Prior to giving effect to the Transactions, Purchaser has no Subsidiaries.

Section 4.03Capitalization. The authorized capital stock of Purchaser consists of (i) 90,000,000 shares of Purchaser Stock, of which 6,237,462 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, of which 2,000,000 are designated as Series A Preferred Stock (“Series A Preferred Stock”), and 1,000,000 shares are designated as Series B Preferred Stock (“Series B Preferred Stock”).  As of the date hereof there are 400,000 shares of Series A Preferred Stock are issued and outstanding and no shares of Series B Preferred Stock issued and outstanding. All of the outstanding shares of Purchaser Stock and Series A Preferred Stock have been duly and validly authorized, and, to the extent applicable, are validly issued, fully paid and non-assessable. No shares of Purchaser Stock or Series A Preferred Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Purchaser. There are no contracts, commitments, understandings, or arrangements by which Purchaser is or may become bound to issue additional shares of the capital stock of Purchaser or options, securities or rights convertible into shares of capital stock of Purchaser. Purchaser is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Purchaser is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of Purchaser. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of Purchaser issued prior to the Closing complied with all applicable federal and state securities laws, and to the best knowledge of Purchaser, no holder of such securities has a right of rescission or has made or threatened to make a claim for rescission or damages with respect thereto which could have a Material Adverse Effect. Purchaser has furnished or made available to the Shareholder and the Company true and correct copies of Purchaser’s Articles of Incorporation as in effect on the date hereof (the “Purchaser Charter”), and Purchaser’s Bylaws as in effect on the date hereof (the “Purchaser Bylaws”).

Section 4.04Authority; Enforceability. Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares and Earnout Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of Purchaser or its board of directors or shareholders is required. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

Section 4.05No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions do not and will not (i) violate any provision of Purchaser Charter or Purchaser Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Purchaser is a party or by which Purchaser’s properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of Purchaser under any agreement or any commitment to which Purchaser is a party or by which Purchaser is bound or by which any of Purchaser’s respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, except, in the case of (i) above and in all cases other than violations pursuant to clause (iv) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of Purchaser is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations, which singularly or in the aggregate, do not and will not have a Material Adverse Effect. Purchaser is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares and Earnout Shares, in accordance with the terms hereof or thereof (other than any filings which may be required to be made by Purchaser with the Commission or state securities administrators subsequent to the Closing, or any registration statement which may be filed pursuant hereto or thereto).

Section 4.06Financial Statements. As of their respective dates, the financial statements of Purchaser delivered by Purchaser to the Company at or prior to the Closing (the “Purchaser Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in all material respects the financial position of Purchaser as of the dates thereof and the results of operations and cash flows for the periods then ended.  Purchaser has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those set forth on the balance sheet included in the Purchaser Financial Statements or incurred in the ordinary course of Purchaser’s business since March 31, 2021, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on Purchaser.

Section 4.07Issuance of Securities. The Shares and Earnout Shares to be issued at the Closing and pursuant to Section 1.03, respectively, have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares and Earnout Shares shall be validly issued and outstanding, fully paid and nonassessable and free and clear of all liens, encumbrances and rights of first refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Purchaser Stock.

Section 4.08Absence of Certain Developments. Since August 30, 2021, Purchaser has not:

(a)issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

(b)borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of Purchaser’s business;

(c)discharged or satisfied any material lien or encumbrance or paid a material amount of any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

(d)declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(e)sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

(f)sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, which sale, assignment or transfer has had a Material Adverse Effect, or disclosed any proprietary confidential information to any person except in the ordinary course of business or to the Purchasers or their representatives;

(g)suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(h)made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(i)made capital expenditures or commitments therefor that aggregate in excess of $25,000;

(j)entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

(k)made charitable contributions or pledges in excess of $25,000;

(l)suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(m)experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(n)entered into an agreement, written or otherwise, to take any of the foregoing actions.

Section 4.09Employees. Purchaser has no employees.

Section 4.10Litigation. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser which questions the validity of this Agreement or any of the Transactions or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of Purchaser, threatened against or involving Purchaser or any of its properties or assets, which individually or in the aggregate, would have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against Purchaser or any officers or directors of Purchaser in their capacities as such, which, individually or in the aggregate, would have a Material Adverse Effect.

Section 4.11Compliance with Law. The business of Purchaser has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances or such that, individually or in the aggregate, the noncompliance therewith would not have a Material Adverse Effect. Purchaser has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.12Contracts. Except for this Agreement, Purchaser is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission if Purchaser were registering securities under the Securities Act (collectively, “Purchaser Material Agreements”). Purchaser has in all material respects performed all the obligations required to be performed by Purchaser to date under Purchaser Material Agreements, has received no notice of default and, to the best of Purchaser’s knowledge, is not in default under any Purchaser Material Agreement now in effect, the result of which could cause a Material Adverse Effect. No written or oral contract, instrument, agreement (other than the as provided to any preferred stock now or hereinafter created by a certificate of designation), commitment, obligation (other than any obligation imposed by state law), plan or arrangement of Purchaser limits or shall limit the payment of dividends on Purchaser Stock.

Section 4.13Title to Assets. Purchaser has good and marketable title to all of its real and personal property, if any, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances of any nature whatsoever, except for such that, individually or in the aggregate, do not have a Material Adverse Effect.

Section 4.14No Material Adverse Change. Since December 31, 2020, no event has occurred which has or could reasonably be expected to have a Material Adverse Effect.

Section 4.15No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Purchaser or its business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Purchaser but which has not been so publicly announced or disclosed.

Section 4.16Governmental Approvals. Except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the Transactions, or, except as set forth in this Agreement, for the performance by Purchaser of its obligations under this Agreement.

Section 4.17Certain Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transactions or this Agreement.

Section 4.18Securities Act Compliance. Assuming the accuracy and completeness of the representations, warranties and covenants of each Shareholder contained herein, Purchaser has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares and Earnout Shares hereunder and no registration under the Securities Act is required for the offer and sale of the Shares and Earnout Shares by Purchaser to the Shareholders under this Agreement. Neither Purchaser nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Shares and Earnout Shares, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to require registration of the issuance and sale of any of the Shares and Earnout Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither Purchaser nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Shares and Earnout Shares.

ARTICLE V

DELIVERIES

Section 5.01Deliveries of the Shareholders.

(a)Concurrently herewith, each Shareholder is delivering to Purchaser this Agreement executed by such Shareholder.

(b)At or prior to the Closing, each Shareholder shall deliver to Purchaser (subject to the provisions of Section 6.01), duly executed stock powers for transfer by the Shareholder of its Company Stock to Purchaser.

Section 5.02Deliveries of Purchaser.

(a)Concurrently herewith, Purchaser is delivering to each Shareholder and to the Company, a copy of this Agreement executed by Purchaser.

(b)At or immediately after the Closing, Purchaser shall deliver (subject to the provisions of Section 6.02) to each Shareholder, certificates representing the new shares of Purchaser Common Stock issued to Shareholder in accordance with Section 1.01 and the signature pages hereto.

Section 5.03Deliveries of the Company.

(a)Concurrently herewith, the Company is delivering to Purchaser:

(i)this Agreement executed by Company along with the Company Disclosure Schedule;

(ii)a certificate of good of the Company issued by the Secretary of State of the State of Arizona; and

(iii)all books and records of the Company.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01Shareholders’ and Company Conditions Precedent. The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholder and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

(a)Representations and Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date. Purchaser shall have delivered to the Company, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Purchaser.

(c)No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2020 which has had or is reasonably likely to cause a Purchaser Material Adverse Effect.

(d)Deliveries. The deliveries specified in Section 5.02 shall have been made by Purchaser.

Section 6.02Purchaser Conditions Precedent. The obligations of Purchaser to enter into and complete the Closing is subject, at the option of Purchaser, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser in writing.

(a)Representations and Covenants. The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date. The Company shall have delivered to Purchaser, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Purchaser, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Purchaser.

(c)No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2020 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.

Section 6.03No Suspensions of Trading in Purchaser Stock; Listing. Trading in Purchaser Stock shall not have been suspended by the Commission or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Purchaser) at any time since the date of execution of this Agreement, and Purchaser Stock shall have been at all times since such date listed for trading on a trading market or eligible for quotation on the OTC Marketplace.

ARTICLE VII

COVENANTS

Section 7.01Noncompetition. For a period of three years after the Closing Date (the “Restricted Period”), each Shareholder will not, and will cause his or her affiliates to not, directly or indirectly, in any manner (whether on his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the United States, directly or indirectly (i) engage in any business that competes with the business of the Company, or (ii) own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any person that is engaged in any activity that competes directly or indirectly with the business of the Company; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

Section 7.02Public Announcements. Purchaser and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 7.03Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not this Agreement is consummated.

Section 7.04Continued Efforts. Each party hereto shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 7.05Conduct of Business. During the period from the date hereof through the Closing Date, Purchaser and the Company shall carry on their respective businesses in the ordinary and usual course consistent with past practice.

Section 7.06Exclusivity. The Company shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Company, or any assets of the Company (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Company shall notify Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

ARTICLE VIII

MISCELLANEOUS

Section 8.01Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Shareholder, to the address set forth under Shareholders’ Notice Information below the Shareholders’ signatures hereto, with a copy to the Company.

If to the Company:

Gladiator Solutions, Inc.
4123 East Ebony Drive,

Chandler, AZ 85286
Attention: Matt Materazo, President
Telephone: 925-997-3709
Email: matt.materazo@gladiatorsolutions.com

with a copy to:

Clark Hill PLC
15850 North Scottsdale Road, Suite 500
Scottsdale, AZ 85254
Attention: Charles R. Berry
Telephone: (480) 684-1302
Email: cberry@clarkhill.com

If to Purchaser, to:

James Maritime Holdings, Inc.
9160 South 300 West, #101
Sandy, Utah 84070
Attention: Kip Eardley, President
Telephone: (801) 706-9429
Email: keardley@gmail.com

with a copy to:

Troutman Pepper Hamilton Sanders LLP
5 Park Plaza, 14th Floor
Irvine, CA 92614
Attention: Larry A. Cerutti
Telephone: (949) 622-2710
Email: larry.cerutti@troutman.com

Section 8.02Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Purchaser and each Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 8.03Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, Purchaser and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 8.04Limitation of Liability. Notwithstanding anything herein to the contrary, each of Purchaser and the Company acknowledge and agree that the liability of a Shareholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

Section 8.05Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 8.06Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

Section 8.07Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 8.08Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) are not intended to confer upon any person other than the parties any rights or remedies.

Section 8.09Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.10Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

PURCHASER:

JAMES MARITIME HOLDINGS, INC.

By:  /s/ Kip Eardley

Name:  Kip Eardley

Title:  President

COMPANY

GLADIATOR SOLUTIONS, INC.

By:  /s/ Matthew C. Materazo

Name:  Matthew C. Materazo

Title:  President

SHAREHOLDERS:

By:  /s/ Matthew C. Materazo

Name: Matthew C. Materazo

Shares of Company Stock:  510,000

Shares of Purchaser Stock: 680,000

By:  /s/ Michael J. Materazo

Name:  Michael J. Materazo

Shares of Company Stock:  135,000

Shares of Purchaser Stock: 180,000

By:

Name:  Christopher W. Petitta

Shares of Company Stock: 100,000

Shares of Purchaser Stock: 133,333

By:  /s/ Fabianna Carballido de Reitz

Name:  Fabianna Carballido de Reitz

Shares of Company Stock: 5,000

Shares of Purchaser Stock: 6,667

Signature Page to
Share Exchange Agreement

SHAREHOLDERS’ NOTICE INFORMATION:

Matthew C. Materazo

Address:  160 Emerald Dr.

Danville, CA  94526

Telephone:  925-997-3709

Email:  matt.materazo@gladiatorsolutions.com

Michael J. Materazo

Address:  1190 Water Front Road

Greensboro, GA  30642

Telephone:  762-445-1933

Email: mjmaterazo@sc.rr.com

Fabianna Carballido de Reitz

Address:  3049 Peppermill Circle

Pittsburg, CA  94565

Telephone:  510-377-9888

Email: carcanna@yahoo.com

Christopher W. Petitta

Address:   _______________

          _______________

Telephone:______________

Email: _________________

Signature Page to
Share Exchange Agreement